Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-160759) and in the Registration Statement on Form S-8 (No. 333-159222) of our reports dated March 13, 2009, except for note 1(b) which is as of November 4, 2009, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting which appear in Exhibit 13 to Item 15 of Angiotech Pharmaceuticals Inc's Annual Report on Form 10-K/A, which is incorporated by reference in such Form 10-K/A for the year ended December 31, 2008

/s/ PricewaterhouseCoopers LLP

Vancouver, British Columbia

November 5, 2009